Exhibit 10.2

Arena Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan

2007 Performance-Based

Restricted Stock Unit Grant Agreement

(Executives)

THIS GRANT AGREEMENT (this “Agreement”), effective as of                            (the “Grant Date”) between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                         (the “Participant”).

1.             Grant of Restricted Stock Units.  The Company hereby grants to the Participant                        Restricted Stock Units.  Each Restricted Stock Unit shall be deemed to be the equivalent of one Share.

2.             Subject to the Plan.  This Agreement is subject to the provisions of the Arena Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan (the “Plan”) and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan.  In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.  Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

3.             Account.  The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the Restricted Stock Units. On each date that cash dividends are paid on the Shares, the Company will credit the Account with a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of Restricted Stock Units credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to stockholders.  The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

4.             Vesting.  Except as provided in Sections 6(b), 6(c) and 10 of this Agreement, provided (i) the Committee determines that one or more of the Performance Goals are achieved on or before February 26, 2012 and (ii) the Participant is an Employee or, if applicable, a Director, on February 26, 2012, the Restricted Stock Units shall vest in the following percentages:

Number of	Vested Restricted
Performance Goals Achieved	Stock Units
1	25%
2	50%
3	87.5%
4	100%

For purposes of this Section 4, the “Performance Goals” are as follows:

1.             Approval of lorcaserin (the Company’s drug candidate for obesity) by the U.S. Food and Drug Administration, which approval continues to be in effect on the applicable vesting date;

2.             Net sales of lorcaserin by the Company or, if applicable, its partners or licensors, equal to $250,000,000 during any consecutive six-month period, determined in accordance with Generally Accepted Accounting Principles and consistent with the Company’s or the partners’ or licensors’ revenue recognition policies;

3.             One successful phase 3 (as defined by 21 C.F.R. section 312.21(c)) clinical trial of a drug candidate (other than lorcaserin) of the Company or, if applicable, under one of its partnerships or license arrangements. “Successful” means the phase 3 clinical trial results meet the primary efficacy endpoint and could be used, or were used, as a pivotal study in support of a New Drug Application; and

4.             Successful phase 2 (as defined by 21 C.F.R. section 312.21(b)) clinical trials on two drug candidates (other than lorcaserin or a drug candidate that satisfied goal 3 above) of the Company or under one of its partnerships or license arrangements. “Successful” means either that (i) there were statistically significant efficacy results and such results support proceeding with an additional phase 2 or a phase 3 (as defined by 21 C.F.R. section 312.21(b) or (c), respectively) clinical trial or (ii) screening of patients in a phase 3 clinical trial has been commenced.

The Committee shall have the right to determine, in its sole and exclusive discretion, whether a Performance Goal has been achieved.  In addition, the Committee reserves the right to reasonably determine, in its sole and exclusive discretion, whether a Performance Goal is not achievable on or before February 26, 2012.  If the Committee determines that a particular Performance Goal is not achievable on or before February 26, 2012, then the number of Restricted Stock Units subject to this Agreement shall be reduced, as applicable, to reflect the failure to achieve such Performance Goal, and the Restricted Stock Units associated with achieving such Performance Goal will expire immediately upon such determination.

5.             Capitalization Adjustments. The number of Restricted Stock Units credited to the Account shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

6.             Termination of Employment.

(a)  Termination of Employment Other Than Due to Death or Disability.  In the event the Participant ceases to be an Employee and, if applicable, a Director, for any reason other than as a result of death or Disability, the Restricted Stock Units credited to the Account that were not vested on the date of such termination shall be immediately forfeited.

(b)  Death.  In the event of the Participant’s death, provided that one or more of the Performance Goals has been achieved on or before such date, the number of Restricted Stock

Units credited to the Account that would vest had the Participant remained an employee of the Company through February 26, 2012 (based on the achievement of only those Performance Goals actually achieved as of the date of death) shall instead vest immediately upon the date of such Participant’s death or, if applicable, the date after such death that the Committee determines the Performance Goals had been achieved as of the date of death.

(c)  Disability. In the event that the Participant ceases to be an Employee by reason of Disability, provided that one or more of the Performance Goals has been achieved on or before such date, the number of Restricted Stock Units credited to the Account that would vest had the Participant remained an employee of the Company through February 26, 2012 (based on the achievement of only those Performance Goals actually achieved as of the date of Disability) shall instead vest immediately upon the date of Disability or, if applicable, the date after such disability that the Committee determines the Performance Goals had been achieved as of the date of Disability. For purposes of this Agreement, “Disability” shall mean the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.

7.             Payment of Shares.  The Company shall make a payment to the Participant of Shares based on the number of the vested Restricted Stock Units credited to the Participant’s Account upon the date the Restricted Stock Units vest.  Notwithstanding the foregoing, in the event that the Company determines that any Shares are scheduled under this Agreement to be delivered on a day (the “Original Distribution Date”) on which a sale by the Participant of Shares would violate any of the provisions of the federal securities laws (or any Company policy related thereto), as determined by the Company, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable on the date on which the sale of Shares would not be a violation of the federal securities laws (or a related Company policy); provided, however, that in no event shall the delivery of the Shares be delayed pursuant to this provision beyond the later of: (a) December 31st of the same calendar year of the Original Distribution Date, or (b) the 15th day of the third calendar month following the Original Distribution Date.

The Participant may elect, in accordance with procedures adopted by the Company, to change the payment date determined in accordance with the first sentence of the preceding paragraph by written notice to the Company at least 12 months prior to the payment date, provided that the new payment date must be at least five years after the previously applicable payment date.

8.             Form of Payment.  Payments pursuant to Section 7 shall be made in Shares equal to the number of vested Restricted Stock Units credited to the Account.  Payment shall be made as soon as practicable after the applicable payment date, but in no event later than 30 days after the date established pursuant to Section 7.

9.             Beneficiary.  In the event of the Participant’s death prior to payment of the Restricted Stock Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Participant’s death or, if no designated beneficiary survives the Participant, such payment shall be made to the Participant’s estate.

10.          Change in Control; Corporate Transaction.

(a)  Effect of Change in Control on Restricted Stock Units.  In the event of a Change in Control, the Surviving Corporation or the Parent Corporation, if applicable, may assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation).  In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does not assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation), that portion of the Restricted Stock Units that would have vested had (i) the Surviving Corporation or the Parent Corporation, if applicable, assumed the Restricted Stock Units and (ii) the Participant remained an Employee through February 26, 2012 (based in the achievement of only those Performance Goals actually achieved as of the date of the Change in Control), shall become vested immediately prior to the Change in Control, provided the Participant is then an Employee or, if applicable, a Director. In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation) and within 24 months thereafter the Participant ceases to be an Employee by reason of (x) an involuntary termination without Cause, or (y) a voluntary termination with Good Reason, that portion of the Restricted Stock Units that would have vested had (I) the Surviving Corporation or the Parent Corporation, if applicable, assumed the Restricted Stock Units and (II) the Participant remained an Employee through February 26, 2012 (based in the achievement of only those Performance Goals actually achieved as of the date of such termination), shall become fully vested on the date Participant ceases to be an Employee.

For purposes of this Agreement (i)  if the Company is the Surviving Corporation or the Parent Corporation, if applicable, it shall be deemed to have assumed the Restricted Stock Units unless it takes explicit action to the contrary; (ii) “Good Reason” shall mean, with respect to a Participant, any one of the following: (a) any reduction in Participant’s annual base salary (except for salary decreases generally applicable to the Company’s other similarly-situated employees); (b) any material reduction in the Participant’s target bonus level or bonus opportunities; (c) Participant’s duties or responsibilities are materially diminished (and not simply a change in title or reporting relationships); provided, however, that the Participant shall not have “Good Reason” to terminate if the Company is retained as a separate legal entity or business unit following the effective date of a Change of Control and the Participant holds the same position in such legal entity or business unit as the eligible employee held before the effective date of such Change of Control; (d) in the event the Participant is a member of the Board, any failure of the Board or one if its committees to re-nominate the Participant for election to the Board; (e) any significant reduction, in the aggregate, in the employee benefit programs made available to the Participant other than a reduction in such employee benefit programs affecting all employees of the Company substantially equally; or (f) a change in the location of the Participant’s principal office or business resulting in an increase in the Participant’s one-way driving distance from the  Participant’s principal personal residence to the principal office or business location at which the Participant is required to perform services of more than 20 miles, except for required travel for the Company’s business to an extent substantially consistent with the Participant’s prior business travel obligations; and (iii) “Cause” shall have the meaning provided in the Company’s severance benefit plan, but only if such plan is applicable to the Participant and, if not, then it shall mean: a finding by the Committee that the Participant has breached his or her employment agreement with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, or has breached any written noncompetition or nonsolicitation agreement between the Participant and the Company or has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

(b)  Effect of Corporate Transaction on Restricted Stock Units.  In the event of a Corporate Transaction that is not a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume, continue or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company).   In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding Section 11 of the Plan and paragraph (a) of this Section, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company), then that portion of the Restricted Stock Units that would have vested had (i) the Surviving Corporation or the Parent Corporation, if applicable, assumed the Restricted Stock Units and (ii) the Participant remained an Employee through February 26, 2012 (based in the achievement of only those Performance Goals actually achieved as of the date of the Corporate Transaction), shall become fully vested immediately prior to the Corporate Transaction if the Participant is then an Employee or, if applicable, a Director.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.  Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.

(c)  Other Agreement or Plan.  The provisions of this Section, shall not be superseded by the specific provisions, if any, of a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant, including a change in control severance agreement or plan, even if such a provision in such other agreement or plan provides a greater benefit to the Participant.

11.          Source of Payments.  The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.  The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.

12.          Nontransferability.  Except to the extent and under such terms and conditions as determined by the Committee, the Restricted Stock Units shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in Section 9.

13.          Withholding.   The Participant agrees to pay to the Company, or to make satisfactory arrangement with the Company for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of the payment of the Restricted Stock Units. The Participant hereby agrees that the Company may withhold from Participant’s wages or other remuneration the applicable taxes. At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on the payment of the Restricted Stock Units.

14.          No Rights of a Stockholder.  The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the Restricted Stock Units until such Shares have been issued.

15.          Notices.  All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail postage prepaid.  Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, California 92121

Attention:  Chief Financial Officer

With a copy to:  General Counsel

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

The Company or the Participant may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notice may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.  Such notices shall be deemed delivered when received.

16.              Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.              Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

18.              Agreement Not a Contract.  This Agreement (and the grant of Restricted Stock Units) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as an Employee, or of the Company or a Subsidiary to continue Participant’s service as an Employee.  The grant of the Restricted Stock Units, or any modification thereof, is not is intended to confer, nor shall it be construed to confer, any legal or equitable rights to continued employment.  Participant’s employment shall remain at-will, if applicable, and subject to termination by the Company at any time, with or without cause or notice.

19.              Entire Agreement; Modification.  This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement executed by both parties.

20.              Compliance with Section 409A of the Code.

(a)  Automatic Delay of Payment.  Notwithstanding anything contained in this Agreement to the contrary, if the Company determines that as of the date of payment the Participant is a “specified employee” (as such term is defined under Section 409A of the Code), any Shares (or shares of the common stock of the successor company in the event of a Change in Control) payable by reason of the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than death or “disability” (as such term is defined under Section 409A of the Code) will not be paid until the date that is six months following the date of termination of employment (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

(b)  General. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent.  Payment under this Agreement shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee.  Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

21.              Severability.  If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

ARENA PHARMACEUTICALS, INC.

By:

Participant